Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TEDOM CAPITAL, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JANUARY, A.D. 2007, AT 5:04 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4274895 8100

070065776

AUTHENTICATION: 5369916

DATE: 01-22-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:04 PM 01/19/2007
FILED 05:04 PM 01/19/2007
SRV 070065776 - 4274895 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF TEDOM CAPITAL, INC.

TEDOM CAPITAL, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, has adopted resolutions approving the following amendment to the Certificate of Incorporation of the Corporation:

"RESOLVED, that Article Fourth of the Certificate of Incorporation is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

Fourth: The amount of the total stock this corporation is authorized to issue is 50,000,000 shares with a par value of $.001 per share."

SECOND: That the Corporation has not received any payment for any of its stock.

THIRD: That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 241 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 15th day of January, 2007.

TEDOM CAPITAL, INC.

By: ______________________

Eric Grunfeld, President